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EXHIBIT 5.1

[LETTERHEAD OF STEVENS & LEE, P.C.]

September 15, 2003

Board of Directors
Carpenter Technology Corporation
1047 North Park Road
Wyomissing, Pennsylvania 19610

Re:	Registration of $100,000,000 of 6.625% Senior Notes due 2013 of Carpenter Technology Corporation ("Carpenter") on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Carpenter in connection with the registration and offer to exchange (the "Exchange Offer") of $100,000,000 of 6.625% Senior Notes due 2013 of Carpenter registered under Carpenter's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "New Notes") for an equal amount of outstanding 6.625% Senior Notes due 2013 of Carpenter issued on May 22, 2003 in a private placement(the "Old Notes"). In connection with delivering this opinion, we, as counsel to Carpenter, have reviewed:

        (1)   the Certificate of Incorporation of Carpenter as amended to date, as certified by the corporate secretary of Carpenter;

        (2)   the Bylaws of Carpenter as amended to date, as certified by the corporate secretary of Carpenter;

        (3)   resolutions adopted by the Board of Directors of Carpenter on August 21, 2003, and April 24, 2003, as certified by the corporate secretary of Carpenter;

        (4)   a good standing certificate with respect to Carpenter issued by the Secretary of the State of Delaware on September 5, 2003;

        (5)   the First Supplemental Indenture dated May 22, 2003 between Carpenter and U.S. Bank Trust National Association, as Trustee, and the Indenture dated as of January 12, 1994 between Carpenter and U.S. Bank Trust National Association, as Trustee;

        (6)   the Registration Statement; and

        (7)   a copy of the form of global note representing the New Notes.

        Based upon our review of the foregoing, it is our opinion that:

        (a)   Carpenter has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware.

        (b)   the New Notes have been duly authorized, and when issued in accordance with the Exchange Offer as described in the Registration Statement, will be validly issued and legal and binding obligations of Carpenter, enforceable in accordance with their terms, except as such validity, legality and enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including without limitation concepts of materiality, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.

Very truly yours,
/s/ STEVENS & LEE Stevens & Lee

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  EXHIBIT 5.1